Exhibit 99.3

ALTERRA CAPITAL ANNOUNCES $0.14 DIVIDEND AND INCREASE IN SHARE

REPURCHASE PLAN OF $150 MILLION

HAMILTON, BERMUDA, February 8, 2012—Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”) announced today that Alterra’s Board of Directors declared a dividend of $0.14 per share. The dividend is payable on March 7, 2012, to shareholders of record as of February 22, 2012.

In addition, on February 8, 2012, Alterra’s Board of Directors authorized an increase in the share repurchase plan of $150.0 million. Following this authorization, the amount available for share repurchases as of February 8, 2012 is $232.3 million.

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities and property and casualty insurers.

Contacts Susan Spivak Bernstein Senior Vice President susan.spivak@alterra-bm.com 1-212-898-6640	Peter Hill or Melissa Sheer Kekst and Company peter-hill@kekst.com melissa-sheer@kekst.com 1-212-521-4800